Exhibit 99.1

AmerisourceBergen Corporation P.O. Box 959 Valley Forge, PA 19482

Contact:	Michael N. Kilpatric 610-727-7118 mkilpatric@amerisourcebergen.com
AMERISOURCEBERGEN RE-ELECTS THREE BOARD MEMBERS
AND REAFFIRMS FISCAL 2010 EXPECTATIONS AT
ANNUAL MEETING OF STOCKHOLDERS
PHILADELPHIA, PA, March 4, 2010 — At the AmerisourceBergen Corporation (NYSE: ABC) annual meeting of stockholders, held today in Philadelphia, Company stockholders re-elected three directors: Richard W. Gochnauer, Edward E. Hagenlocker and Henry W. McGee. Stockholders also ratified the appointment of Ernst & Young as the Company’s independent registered public accounting firm for fiscal 2010 and approved the amendment and restatement of the Company’s certificate of incorporation to replace all supermajority vote requirements with a majority vote requirement.
During the meeting, AmerisourceBergen’s President and Chief Executive Officer, R. David Yost, gave an overview of the Company’s activities and reaffirmed the Company’s expectations for fiscal year 2010.
“AmerisourceBergen continues to expect diluted earnings per share from continuing operations for fiscal year 2010 to be in a range of $1.89 to $1.98, which represents an increase of 12 percent to 17 percent over the $1.69 in fiscal year 2009,” said Yost. “Also unchanged are our key assumptions supporting this diluted earnings per share range, which are: revenue growth of between 7 percent and 8 percent; operating margin expansion in the low to mid single digit basis point range; and free cash flow in the range of $500 million to $575 million, which includes capital expenditures in the $140 million range. Assumptions also include the expected repurchase of approximately $350 million of AmerisourceBergen common shares in fiscal 2010.”
Mr. Gochnauer, 60, has been a member of the Board of Directors since September 2008. He has been President and Chief Executive Officer and a Director of United Stationers Inc., a wholesale distributor of business products, since 2002, and served as Chief Operating Officer from July to December 2002. He was President and Chief Operating Officer and Vice Chairman and President, International, of Golden State Foods Corporation from 1994 to 2002. He currently is a Director of Golden State Foods Corporation.

Mr. Hagenlocker, 70, has been a member of the AmerisourceBergen Board of Directors since the Company’s inception in 2001. Prior to that, he was a director of AmeriSource Health Corporation from 1999 to 2001. He was Vice Chairman of Ford Motor Company from 1996 until his retirement in 1999 and Chairman of Visteon Automotive Systems from 1997 to 1999. He also served as President of Ford Automotive Operations from 1994 to 1996 and Chairman of Ford of Europe in 1996. Mr. Hagenlocker is also a Director of Air Products and Chemicals, Inc. and Ingersoll-Rand Company Limited.
Mr. McGee, 57, has been an AmerisourceBergen Director since 2004, and since 1995 has been President of HBO Home Entertainment, a distributor of videos and DVDs and a unit of Home Box Office, Inc. He has held a variety of other positions with Home Box Office, Inc., Time Warner, Inc. (parent of Home Box Office) and their predecessors since 1979. He is President of the Alvin Ailey Dance Foundation, Inc.
The AmerisourceBergen Board of Directors is comprised of eight members, all of whom are independent directors, except President and Chief Executive Officer, R. David Yost.
About AmerisourceBergen
AmerisourceBergen is one of the world’s largest pharmaceutical services companies serving the United States, Canada and selected global markets. Servicing both pharmaceutical manufacturers and healthcare providers in the pharmaceutical supply channel, the Company provides drug distribution and related services designed to reduce costs and improve patient outcomes. AmerisourceBergen’s service solutions range from pharmacy automation and pharmaceutical packaging to reimbursement and pharmaceutical consulting services. With more than $70 billion in annual revenue, AmerisourceBergen is headquartered in Valley Forge, PA, and employs approximately 10,000 people. AmerisourceBergen is ranked #26 on the Fortune 500 list. For more information, go to www.amerisourcebergen.com.
Forward-Looking Statements
Certain of the statements contained in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations and are subject to uncertainty and change in circumstances. Among the factors that could cause actual results to differ materially from those projected, anticipated or implied are the following: changes in pharmaceutical market growth rates; the loss of one or more key customer or supplier relationships; changes in customer mix; customer delinquencies, defaults or insolvencies; supplier defaults or insolvencies; changes in pharmaceutical manufacturers’ pricing and distribution policies or practices; adverse resolution of any contract or other dispute with customers or suppliers; federal and state government enforcement initiatives to detect and prevent suspicious orders of controlled substances and the diversion of controlled substances; qui tam litigation for alleged violations of laws and regulations governing the marketing, sale and purchase of pharmaceutical products; changes in U.S. legislation or regulatory action affecting pharmaceutical product pricing or reimbursement policies, including under Medicaid and Medicare; changes in regulatory or clinical medical guidelines and/or labeling for the pharmaceutical products we distribute, including certain anemia products; price inflation in branded pharmaceuticals and price deflation in generics; greater or less than anticipated benefit from launches of the generic versions of previously patented pharmaceutical products; significant breakdown or interruption of our information technology systems; our inability to implement an enterprise resource planning (ERP) system to handle business and financial processes within AmerisourceBergen Drug Corporation’s operations and our corporate functions without operating problems and/or cost overruns; success of integration, restructuring or systems initiatives; interest rate and foreign currency exchange rate fluctuations; economic, business, competitive and/or regulatory developments in Canada, the United Kingdom and elsewhere outside of the United States, including potential changes in Canadian provincial legislation affecting pharmaceutical product pricing or service fees or regulatory action by provincial authorities in Canada to lower pharmaceutical product pricing or service fees; the impact of divestitures or the acquisition of businesses that do not perform as we expect or that are difficult for us to integrate or control; our inability to successfully complete any other transaction that we may wish to pursue from time to time; changes in tax legislation or adverse resolution of challenges to our tax positions; increased costs of maintaining, or reductions in our ability to maintain, adequate liquidity and financing sources; volatility and deterioration of the capital and credit markets; and other economic, business, competitive, legal, tax, regulatory and/or operational factors affecting our business generally. Certain additional factors that management believes could cause actual outcomes and results to differ materially from those described in forward-looking statements are set forth (i) in Item 1A (Risk Factors) in the Company’s Annual Report on Form 10-K for this Fiscal Year Ended September 30, 2009 and elsewhere in that report and (ii) in other reports filed by the Company pursuant to the Securities Exchange Act of 1934.
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